Filed Pursuant to
Prospectus Supplement to	Rule 424(b)(2)
Prospectus Dated July 3, 2025	Registration No. 333-288108

Willamette Valley Vineyards, Inc.

$4,500,000
Series A Redeemable Preferred Stock

This prospectus supplement relates to the offer and sale of up to 1,343,284 shares of our Series A Redeemable Preferred Stock, to be issued during three offering periods described in this prospectus supplement. The sale price of the shares of Series A Redeemable Preferred Stock sold under this prospectus supplement will be $3.35 per share for shares sold from July 7, 2025 to July 31, 2025, $3.45 per share for shares sold from August 1, 2025 to October 31, 2025 and $3.95 per share for shares sold from November 1, 2025 to December 31, 2025 Since no sales will be conducted through underwriters, placement agents or broker-dealers in connection with this offering, the sale price will equal the net proceeds we receive in this offering. The minimum subscription in this offering is for 150 shares, and unless waived by the Company in its sole discretion, the maximum subscription is 5,000 shares. This offering is not subject to a minimum-proceeds closing condition, and the proceeds from sales of shares of our Series A Redeemable Preferred Stock will be made available to the Company upon our acceptance of each subscription for such shares in this offering. We may accept amounts less than those requested in your subscription, although we generally will not accept subscriptions for fewer than 150 shares. If we do accept less than a subscriber’s full purchase commitment, we will make every effort to manage under-allotments on a basis we believe to be equitable and reasonable.

Our Series A Redeemable Preferred Stock will rank senior in rights and preferences to our common stock and to any other class or series of our capital stock that does not indicate that it is on par with or senior to our Series A Redeemable Preferred Stock. Holders of Series A Redeemable Preferred Stock purchased in this offering will be entitled to receive dividends when and as declared by our board of directors out of funds legally available, at a rate equal to $0.22 per share per year commencing on January 1, 2026 for shares of Series A Redeemable Preferred Stock sold in 2025. We also have the option, but not the obligation, to redeem at any time all, but not less than all, of the then-outstanding shares of Series A Redeemable Preferred Stock at a price of $4.28 per share plus accrued and unpaid dividends.

Prior to investing in this offering, potential subscribers will be required to complete a questionnaire that will contain questions concerning such potential subscriber’s interest in becoming a member of our wine club as well as other questions relating to the potential subscriber’s interest in participating in our other business programs and/or endeavors. Although the offering will not be limited to potential subscribers who currently are, or intend to become, a member of our wine club, or who indicate an intention to support our other business programs, because our board of directors has determined that it is in our best interests to sell the Series A Redeemable Preferred Stock in this offering to subscribers who will support our business efforts, we intend to give preference to prospective subscribers who are either current members of our wine club, or intend to become members of our wine club, and who have indicated to us their intention to participate in our other business programs.

This prospectus supplement sets forth the specific terms of this offering and describes the terms of the Series A Redeemable Preferred Stock. You should read this prospectus supplement and any future prospectus supplements carefully, including the information incorporated by reference herein and therein, before making your investment decision.

Since the aggregate value of our voting and nonvoting common equity held by non-affiliates as of the date hereof is $27,347,740, pursuant to General Instruction 1.B.6 of Form S-3 the aggregate amount of securities to be sold pursuant to this prospectus supplement may not exceed $9,115,913 and, under this prospectus supplement, will not exceed $4,500,000.

Our Series A Redeemable Preferred Stock are listed on the Nasdaq Capital Market under the trading symbol “WVVIP”. However, as of the date of this prospectus supplement, trading of these shares has been extremely limited since we initially listed this series of preferred shares on November 2, 2015, and you should not presume that the listing of the shares of the Series A Redeemable Preferred Stock being offered in this offering on that exchange will provide a liquid market for such securities. You should be prepared to withstand the risks of your investment in the shares of Series A Redeemable Preferred Stock being offered hereby indefinitely and to bear the complete loss of your investment in such securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WVVI”. Our Series A Redeemable Preferred Stock is not convertible into or exchangeable for shares of our common stock. We are a smaller reporting company and as such are entitled to certain reduced public company reporting requirements.

Investing in our preferred stock involves risks; for more information please see “Risk Factors” beginning on page 12 of this prospectus supplement, and the risk factors incorporated herein from time to time by reference from our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 3, 2025.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement provides additional information for inclusion in the prospectus filed as a part of a shelf registration statement on Form S-3 that has been declared effective by the United States Securities and Exchange Commission (the “SEC”). The shelf registration statement permits us to offer, and to issue and sell from time to time, various classes and series of equity and debt securities, including additional shares of our Series A Redeemable Preferred Stock. This prospectus supplement does not include all of the information contained in the registration statement, and in addition to reading this prospectus supplement in its entirety, you should carefully read the registration statement, including the prospectus contained therein and the exhibits filed therewith, before making an investment decision. The registration statement and other applicable documents can be read at the SEC website mentioned under the heading “Where You Can Find More Information” below.

Under this prospectus supplement and the registration statement of which it forms a part, we intend to sell up to 1,343,284 shares of our Series A Redeemable Preferred Stock, no par value, for an aggregate offering price of not more than $4,500,000. This offering will be conducted directly by us, without the participation of an underwriter or selling group, through our executive officers and certain other officers. These individuals will not be compensated for their participation in this offering. The number of shares offered hereby represents less than one-third of the aggregate market value of our common equity held by non-affiliates measured as of the date of this prospectus supplement.

This prospectus supplement only provides you with a summary of the terms of the offering, a discussion of certain risk factors, a description of the Series A Redeemable Preferred Stock, the expected use of proceeds of this offering, and plan of distribution. From time to time we may provide additional information about this offering and the Series A Redeemable Preferred Stock being offered hereunder in one or more supplements to the base prospectus included in the registration statement. A prospectus supplement may include a discussion or update of any risk factors or other special considerations applicable to our company or to the Series A Redeemable Preferred Stock. The supplement also may add, update or change information contained in this prospectus supplement. If there is any inconsistency between the information in this prospectus supplement and any prospectus supplement filed after the date hereof, you should rely on the information in the subsequent prospectus supplement.

You should carefully read this prospectus supplement, the registration statement and prospectus to which it applies, all documents that we incorporate by reference in the prospectus and in this and any other prospectus supplement, and the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before deciding to invest in our Series A Redeemable Preferred Stock. You should rely only on the information contained in or incorporated by reference into this prospectus supplement. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in the prospectus, this or any other prospectus supplement, or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, references to “Willamette Valley Vineyards,” the “Company,” “we,” “our,” “ours” and “us” are to Willamette Valley Vineyards, Inc. and its subsidiaries. Where these statements reflect knowledge, intentions, expectations or beliefs, first-person pronouns refer to our executive management, and are based upon facts known and matters believed by those persons to be accurate as of the date on the cover of the prospectus, prospectus supplement or other document, and not to any subsequent date. You should not construe these statements as assurances of a given outcome or promises of an expected course of action.

Where You Can Find More Information

We are subject to the public disclosure requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” In accordance with the Exchange Act, we file and furnish certain reports, proxy statements and other information with the SEC. These documents and other information that we file with or furnish to the SEC are available to the public free of charge at www.sec.gov. You may also read and copy any document we file with the SEC, including the registration statement on Form S-3 of which this prospectus supplement forms a part, and the exhibits thereto, on our website at www.wvv.com; however, none of the information contained in or linked through or from our website is incorporated by reference into this prospectus supplement.

Incorporation Of Certain Documents By Reference

SEC rules allow us to incorporate by reference into this prospectus supplement much of the information we file with the SEC, which means that we can disclose important information to you by referring you to publicly available documents. The information that we incorporate by reference into this prospectus supplement is considered to be part of this prospectus supplement and the related prospectus. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules) until the offering of the securities under the registration statement of which this prospectus supplement forms a part is terminated or completed:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 25, 2025

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2025 filed with the SEC on May 13, 2025

●	our Definitive Proxy Statement filed with the SEC on May 30, 2025

●	our S-3 Registration Statement filed with the SEC on June 17, 2025

●	our Current Reports on Form 8-K filed with the SEC on May 15, 2025, June 2, 2025 and June 6, 2025

Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated, and later information filed with the SEC may update and supersede some of the information included or incorporated by reference in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement but not delivered herewith, excluding exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address:

Willamette Valley Vineyards, Inc.
8800 Enchanted Way SE
Turner, Oregon 97392
(503) 588-9463
Attention: Investor Relations (info@wvv.com)

Special Note Regarding Forward-Looking Statements

This prospectus supplement contains “forward-looking statements” that represent our beliefs, expectations, projections and predictions about future events. These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievement described in or implied by such statements. Actual results may differ materially from the expected results described in our forward-looking statements, including with respect to the correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of publicly available information relating to the factors upon which our business strategy is based or the success of our business.

In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should” or “will” or the negative thereof, variations thereof and similar expressions. Such statements are based on management’s current expectations and are subject to risks and uncertainties which may cause actual results to differ materially from those set forth in the forward-looking statements. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made in the section of this Prospectus Supplement entitled “Risk Factors,” and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and in our Quarterly Report on Form 10-Q for the periods ended March 31, 2025. Such risk factors may be updated in subsequent SEC filings, as well as our other reports filed with the SEC and in any later prospectus supplement. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement or any subsequent prospectus supplement. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, unless required by law to do so.

Summary

This summary contains a brief description of information about this offering. It does not contain all the information you might deem important in deciding whether to invest in our Series A Redeemable Preferred Stock, and you should carefully review this entire prospectus supplement, including the documents incorporated herein by reference and particularly including the section below entitled “Risk Factors,” before making an investment decision. Further, where this summary or other sections of this prospectus supplement purport to describe other instruments or documents, particularly including but without limitation the provisions of our articles of incorporation and the description of the designations, preferences, limitations and relative rights of our preferred stock, readers should recognize that those summaries are necessarily incomplete, and in each case they are qualified in their entirety by reference to the actual text of such documents.

The Offering

This offering relates to the proposed issuance and sale of up to 1,343,284 shares of our Series A Redeemable Preferred Stock, no par value. These securities are being offered directly by the Company through its officers, none of whom will be compensated for their selling efforts and will be issued in three offering periods, which will close on December 31, 2025. We will issue shares of Series A Redeemable Preferred Stock on the subscriptions we accept during 2025 on, or just prior to, December 31, 2025. During any offering period, we will in our sole discretion determine what subscriptions to accept on a basis we believe to be equitable and reasonable and in the best interests of the Company (including considering which potential subscribers are current members of, or intend to be members of, our wine club and who otherwise indicate a desire to participate in our business program).

Prior to investing in this offering, potential subscribers will be required to complete a questionnaire that will contain questions concerning such potential subscriber’s interest in becoming a member of our wine club as well as such potential subscriber’s interest in participating in our other business programs and/or endeavors. Although the offering will not be limited to potential subscribers who currently are, or intend to become, a member of our wine club, or who intend to participate in our other business programs, because our board of directors has determined that it is in our best interests to sell the Series A Redeemable Preferred Stock in this offering to subscribers who will support our business efforts, we intend to give preference to prospective subscribers who are either current members of our wine club, or intend to become members of our wine club, and who indicate a desire to participate in our other business programs.

Certain financial rights of this Series A Redeemable Preferred Stock being offered in this offering are based upon the “original issue price” of the Series A Redeemable Preferred Stock, which is fixed at $4.15 per share, regardless of the date purchased or the price paid for such shares.

Offering Dates and Pricing

We are a relatively small company and there is not, and there may never be, a liquid market for these securities. Although our Series A Redeemable Preferred Stock are listed for trading on the Nasdaq Capital Market, trading of these shares has been extremely limited since the November 2, 2015 original listing date, and you should not consider this a liquid market. As a result of not currently having a liquid trading market for our shares of Series A Redeemable Preferred Stock, our Series A Redeemable Preferred Stock has certain dividend and redemption features that utilize an original issue price of $4.15 per share, subject to adjustment in the event of any bonus issue, share dividend, share split subdivision, consolidation, combination or other similar recapitalization with respect to the Series A Redeemable Preferred Stock (the “Series A Original Issue Price”). This Series A Original Issue Price will be used to determine dividend amounts, amounts received upon a liquidation event and the redemption price for the Series A Redeemable Preferred Stock to be issued in this offering regardless of the issue date or the actual purchase price of such shares.

We intend to offer the shares of Series A Redeemable Preferred Stock during the following offering period at the corresponding price listed below:

	Dates Offered	Offering Price
	July 7, 2025, to July 31, 2025	$3.35
	August 1, 2025 to October 31, 2025	$3.45
	November 1, 2025 to December 31, 2025	$3.95

We will sell shares of Series A Redeemable Preferred Stock in this offering until we have reached the maximum number of shares authorized for sale in this prospectus supplement or management decides to accept less than the maximum number of shares authorized. If, at the end of the expiry of any offering period, the aggregate number of shares subscribed for in this offering exceed the aggregate number of shares available to be sold in this offering, we will allocate the remaining shares to subscribers on a basis we believe to be equitable and reasonable and in the best interests of the Company (including considering which potential subscribers are current members of, or intend to be members of, our wine club, and which potential subscribers intend to participate in our other business programs).

Dividends on all shares sold in 2025 will begin to accrue on January 1, 2026. Consequently, purchasers of Series A Redeemable Preferred Stock in this offering will not be entitled to receive any dividends during 2025 on any shares of Series A Redeemable Preferred Stock purchased in this offering and no dividends will accrue during 2025.

Ranking

The Series A Redeemable Preferred Stock will rank senior in rights and preferences to our common stock and to any other class or series of our capital stock that does not indicate that it is on par with or senior to our Series A Redeemable Preferred Stock. Our Series A Redeemable Preferred Stock will rank junior in rights and preferences to any series of preferred stock issued in the future which provides that it is senior to our Series A Redeemable Preferred Stock.

Prospective investors should note that our articles of incorporation permit our board of directors to designate one or more classes or series of preferred stock from time to time in the future, and to establish the rights, preferences and limitations of each such class or series. Should our board of directors determine that it is in the best interests of the Company or our shareholders to designate and issue shares of preferred stock that have rights and preferences senior to those of the Series A Redeemable Preferred Stock, our board of directors may establish such rights and may issue such capital stock without the approval of holders of the Series A Redeemable Preferred Stock or any other class or series of our capital stock.

Dividends

The Series A Redeemable Preferred Stock will be entitled to receive dividends when and as declared by our board of directors out of funds legally available therefor, at a rate equal to $0.22 per share per year (the “Annual Dividend”). Since the Annual Dividend on a newly issued share of Series A Redeemable Preferred Stock will commence on the first day of the calendar quarter following the issuance of such share, and all of the shares of Series A Redeemable Preferred Stock sold in the offering during 2025 are expected to be issued at or just prior to December 31, 2025, the Annual Dividend will accrue from January 1, 2026 on all shares of Series A Redeemable Preferred Stock sold in this offering in 2025.

Prospective investors should note that no right shall accrue to the holders of the shares of Series A Redeemable Preferred Stock by reason of the fact that the Annual Dividend is not declared in any prior year, nor shall any undeclared or unpaid Annual Dividend bear or accrue any interest or additional dividends. Dividends accrued but not paid will not bear interest or additional dividends but will be added to the liquidation preference of the Series A Redeemable Preferred Stock until declared and paid. If the Annual Dividend is declared and paid, such declaration will occur annually in the month of November. If declared, the dividend record date and payment will be in December for dividends accrued in that calendar year. The Company intends to pay any accumulated dividends in advance of any currently accrued dividends.

Payment Support	The Series A Redeemable Preferred Stock will not be supported by a sinking fund or any other form of payment support, nor will they be entitled to participate specially in any aspect of our operations or assets.

Liquidation Preference	Upon any merger, consolidation, sale of all or substantially all of the Company’s assets, reorganization (with certain exceptions for recapitalizations and similar events that do not affect the relative rights of the holders of our capital stock), or any other business combination, the effects of which include the liquidation or termination of the Series A Redeemable Preferred Stock, and following distributions to any class of senior securities, the holders of our Series A Redeemable Preferred Stock will be entitled to receive, prior and in preference to the holders of shares of common stock and any other junior class of securities, an amount in cash or other property equal to the Series A Original Issue Price, plus the Annual Dividend, plus any other dividends theretofore accrued but not paid (whether or not declared). Thereafter, the Series A Redeemable Preferred Stock will have no rights to further assets or distributions.
Redemption

The Company has the option, but not the obligation, to redeem all, but not less than all, of the then-outstanding shares of Series A Redeemable Preferred Stock by delivering written notice to the holders of record thereof. That notice will state a redemption date, after which no further transfers of the Series A Redeemable Preferred Stock will be recorded on the Company’s stock transfer books, and after which no future dividends will accrue. Thereafter, upon surrender of the shares as so redeemed, the holder thereof will be entitled to receive an amount equal to (i) the Series A Original Issue Price; plus (ii) all accrued but unpaid dividends; plus (iii) a redemption premium equal to 3% of the Series A Original Issue Price. From and after the redemption date, except for the right of the holders to receive the redemption price discussed above without interest upon surrender of the certificates representing their shares of Series A Redeemable Preferred Stock, the holders thereof will not be entitled to dividends, interest or other earnings of any sort, whether or not their shares are promptly surrendered.

The redemption rights described above do not preclude the Company from purchasing outstanding shares of Series A Preferred Stock from time to time in open-market transactions or in a tender offer or other arrangement.

Voting Rights	The Series A Redeemable Preferred Stock have very limited voting rights and generally apply only to matters for which class voting is applicable under the Oregon Business Corporation Act. Without limiting the generality of the foregoing, such shares are not entitled to vote in the election of directors. Holders of Series A Redeemable Preferred Stock voted on February 28, 2016, to eliminate the provision of our designation of rights, preferences and limitations of preferred stock that previously required the approval of those holders prior to the issuance of additional shares of Series A Redeemable Preferred Stock.

Protective Provisions	Prospective investors are advised that the Company’s articles of incorporation permit our board of directors to designate and issue shares of preferred stock in one or more series having rights and preferences senior to the Series A Redeemable Preferred Stock, without the approval of the holders of any class of our capital stock.
Market Listing	We have listed the Series A Redeemable Preferred Stock on the Nasdaq Capital Market under the trading symbol “WVVIP”. However, even though we have listed the securities on the Nasdaq Capital Market, the number of shares and the market capitalization of the Series A Redeemable Preferred Stock is relatively small, and trading of these shares has been extremely limited since the shares were initially listed on November 2, 2015. You should not presume that the listing on the Nasdaq Capital Market of the Series A Redeemable Preferred Stock being offered in this offering will mean that there will be a liquid market for such shares.
Corporate Information	We are an Oregon incorporated company and our principal executive offices are located at 8800 Enchanted Way SE, Turner, Oregon 97392 (503) 588-9463.

Risk Factors

An investment in our Series A Redeemable Preferred Stock involves a variety of risks and uncertainties, any of which, if occurring alone or in combination, could cause material harm to our business, could materially and adversely affect our financial condition, results of operations, and cash flows, or could otherwise materially diminish the value of our capital stock. A list of the known risk factors that relate to our Series A Redeemable Preferred Stock in particular are set forth immediately below under the heading, “Risks that Affect an Investment in Our Preferred Stock.” Risks relating to the Company as a whole are included, and updated from time to time, in Item 1A “Risk Factors” of our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Such updates are incorporated herein by reference; however, readers should note that as with other disclosures appearing in such reports and incorporated by reference into this prospectus supplement, such risk factors are accurate only as of the date on the cover of the report, and the related events and circumstances are subject to change thereafter.

Risks that Affect an Investment in Our Preferred Stock

There is no established trading market for the Series A Redeemable Preferred Stock, and such a market may never develop

The Series A Redeemable Preferred Stock are listed on the Nasdaq Capital Market. However, since the shares were initially listed on November 2, 2015, trading of these shares has been extremely limited. There is therefore no established trading market for these securities, and we cannot offer assurances that any such market will ever develop. Further, even assuming the full subscription of this offering, the maximum number of shares eligible for trading would be only 11,582,857. Further, there is no minimum number of shares that must be sold in order for us to complete this offering. As a result, there will remain a very limited trading market for shares of our Series A Redeemable Preferred Stock, and we therefore expect that the trading market will be very thin or substantially nonexistent. Accordingly, shareholders may find it difficult or impossible to sell their shares for a price equal to or greater than the original purchase price, at a price that they would consider reasonable, or at all. You should therefore not invest in our Series A Redeemable Preferred Stock unless you can withstand a partial or complete lack of liquidity in your investment.

There may be times at which you can purchase Series A Redeemable Preferred Stock from existing shareholders at prices less than the then-applicable offering price

The Annual Dividend will always be based on the Series A Original Issue Price regardless of the purchase price paid for the Series A Redeemable Preferred Stock. The Annual Dividend rate of $0.22 per share will not change regardless of the purchase price of the stock. We cannot guarantee that the proceeds from this offering will be utilized in a manner that would enhance the value of our business, that the value of our business will increase during the course of this offering, or that the risk of an investment in our Series A Redeemable Preferred Stock will decline as time progresses. As a result, we cannot make assurances that during the course of the offering you could not buy shares of Series A Redeemable Preferred Stock from another person at a price less than the offering price.

The offering price for, and the dividend rates of, the Series A Redeemable Preferred Stock have been arbitrarily determined

The offering price for the Series A Redeemable Preferred Stock, as well as the dividend rate, have been determined arbitrarily by our board of directors based on qualitative factors, such as a diminishing risk profile over time, which our board of directors believes are reasonable and appropriate. The Company has not undertaken a detailed quantitative or qualitative analysis of these factors, nor has the Company or any investment banker or other advisor made a determination as to the appropriateness of the offering prices or the dividend rate, which is fixed and is not based on the offering price of the shares of Series A Redeemable Preferred Stock being offered in this offering.

The purchase price for shares offered in this offering of Series A Redeemable Preferred Stock could be purchased from existing shareholders at a lower price on the Nasdaq Capital Market or elsewhere. As such, you should not rely upon the offering price or the dividend rate as an effective measure of the fair market value of such shares.

The Company may be unable to pay accumulated dividends on the Series A Redeemable Preferred Stock

The Series A Redeemable Preferred Stock bears a cumulative dividend of $0.22 per share per annum. However, prior to the declaration and payment of dividends our board of directors must determine, among other things, that funds are available out of the surplus of the Company and that the payment would not render us insolvent or compromise our ability to pay our obligations as they come due in the ordinary course of business. Additionally, although the Company has no express contractual restrictions to pay dividends, our existing credit facility limits, and future debt obligations may limit, both our legal and our practical ability to declare and pay dividends in certain circumstances. As a result, although the Series A Redeemable Preferred Stock will continue to earn a right to receive dividends, the Company’s ability to pay dividends will depend, among other things, upon our ability to generate excess cash. Further, although shares of our Series A Redeemable Preferred Stock will earn cumulative dividends, unpaid dividends will not, themselves, bear or accrue any interest (as might compounding interest on a debt security, for example).

We may issue securities that have rights and preferences senior to the Series A Redeemable Preferred Stock

Our articles of incorporation permit our board of directors, with the approval of a majority of our outside directors, to designate one or more classes or series of preferred stock from time to time in the future, and to establish the rights, preferences and limitations of each such class or series. Should our board of directors determine that it is in the best interests of the Company or our shareholders to designate and issue shares of preferred stock that have rights and preferences senior to those of the Series A Redeemable Preferred Stock, our board of directors, with the approval of the majority of our outside directors, may establish such rights and may issue such capital stock without the approval of holders of the Series A Redeemable Preferred Stock or any other class or series of our capital stock. Such rights and preferences may include dividend, sinking-fund, redemption and liquidation features that may increase the risk that we will be unable to meet all our obligations to the holders of Series A Redeemable Preferred Stock. They may also include a wide variety of other rights and preferences, such as voting rights, protective provisions, and other governance rights that are not available to the holders of the Series A Redeemable Preferred Stock. Any such actions may adversely affect the value or the price of the Series A Redeemable Preferred Stock.

We have the right, but not the obligation, to redeem shares of Series A Redeemable Preferred Stock at a fixed price of $4.28 per share plus accrued and unpaid dividends.

We are currently entitled, but we are not required, to redeem the shares of Series A Redeemable Preferred Stock at any time. If we decide to redeem these shares, we will do so by issuing a redemption notice that will include the redemption date, and thereafter the Series A Redeemable Preferred Stock will no longer bear dividends and will represent only the right to receive, upon delivery of such shares, an amount equal to the Series A Original Issue Price, plus accrued and unpaid dividends, plus a redemption premium of 3% of the Series A Original Issue Price.

Investors should be aware that a proposed redemption of the shares may make it difficult or impossible to sell the shares for a price higher than the redemption price of $4.28 per share, even if the market price for such shares had previously been higher. Further, an actual notice of redemption will state the redemption date, after which all rights with respect to the outstanding shares of Series A Redeemable Preferred Stock shall terminate (including rights to receive the Annual Dividend), except for the right to receive the redemption price upon the surrender of the certificates representing the Series A Redeemable Preferred Stock.

Holders of the Series A Redeemable Preferred Stock may not receive Annual Dividends on their Series A Redeemable Preferred Stock.

Although we currently intend to declare and pay the Annual Dividend in each year shares of Series A Redeemable Preferred Stock remain outstanding, the declaration of dividends will be made at the discretion of our board of directors and consequently holders of the Series A Redeemable Preferred Stock do not have a right to the perpetual payment of the Annual Dividend as the payment of the Annual Dividend will depend upon a number of factors, including our liquidity, financial condition and results of operations, strategic growth plans, tax considerations, statutory and regulatory limitations and general economic conditions. For the foregoing reasons, there can be no assurance that we will declare and pay the Annual Dividend in any future period. Additionally, no right shall accrue to the holders of the shares of Series A Redeemable Preferred Stock by reason of the fact that the Annual Dividend is not declared in any prior year, nor shall any undeclared or unpaid Annual Dividend bear or accrue any interest or additional dividends.

We may use the proceeds of this offering as working capital

Funds received from this offering will be made available to the Company as general working capital, to be used as our board of directors determines. Moreover, an investment in our Series A Redeemable Preferred Stock represents an investment in the Company as a whole, and not in a specific project or in any other aspect of our operations.

Shares of our Series A Redeemable Preferred Stock are not convertible into common stock

Our Series A Redeemable Preferred Stock is not convertible into or exchangeable for shares of our common stock, nor will it be so convertible or exchangeable at any time in the future. You should only invest in our Series A Redeemable Preferred Stock, if at all, based upon your perceived value of our Series A Redeemable Preferred Stock. Fluctuations in the value of our common stock will not directly affect the value of our Series A Redeemable Preferred Stock.

Our Series A Redeemable Preferred Stock will participate only to a limited extent in the distribution of our assets upon liquidation or upon a merger, consolidation, sale of assets, or other business combination transaction

Because our Series A Redeemable Preferred Stock is not convertible into or exchangeable for shares of our common stock, its rights upon a liquidation of the Company are limited. The preferred stock will receive the sum of the Series A Original Issue Price, the Annual Dividend, and any other accrued but unpaid dividends prior to any payments or distributions to the holders of common stock.

Shares of our Series A Redeemable Preferred Stock have very limited voting rights and, among other things, do not have the right to vote for the election of directors

Our Series A Redeemable Preferred Stock are nonvoting except as required by the Oregon Business Corporation Act. As a holder of such preferred stock, you would not have the right to attend meetings of the holders of common stock or to vote upon matters such as the election of directors, the approval of equity incentive plans, or other arrangements which are subject to a vote of the common shareholders.

Our Series A Redeemable Preferred Stock is not a debt instrument

Although our Series A Redeemable Preferred Stock are senior in preference to our common stock, they will be subordinated to all our debt obligations, both secured and unsecured. Our Series A Redeemable Preferred Stock are not insured, are not guaranteed, are not supported by a sinking fund, and are not backed by any collateral of any sort.

Certain of the rights applicable to owners of our Series A Redeemable Preferred Stock do not have a quantifiable market value and cannot be sold or otherwise transferred separately from shares of such stock

Owners of our Series A Redeemable Preferred Stock are entitled, by virtue of their ownership, to certain intangible benefits associated with an investment in our company. These benefits include rights to participate in various discount programs, marketing incentives, and other rights. The value of these benefits, if any, is indeterminable and is not associated with the number of shares of Series A Redeemable Preferred Stock one owns. Similarly, these rights may not be transferred separately from our Series A Redeemable Preferred Stock. We have not attempted to establish a value for these benefits, and we do not consider them material to the determination of the price or value of our Series A Redeemable Preferred Stock. Additionally, we cannot guarantee that such benefits will continue to be offered or offered at all.

Use Of Proceeds

The primary purpose of this offering is to raise up to an additional $4,500,000 of capital to support the Company’s working capital and may be used for general business purposes, including the retirement of any Company debt and the repurchase of the Company’s common stock.

Shares of our Series A Redeemable Preferred Stock are being sold in three offering periods, which will close on July 31, 2025, October 31, 2025 and December 31, 2025. Funds from accepted subscriptions will be immediately available to the Company without restriction. Investors should not expect that the Company will receive any minimum amount of capital from this offering, or that any minimum number or value of shares will be sold in this offering.

Dividend Policy

Holders of our Series A Redeemable Preferred Stock are entitled to cumulative dividends accruing daily each year, at an annual rate of $0.22 per share, payable out of funds legally available therefor, when and as approved by our board of directors. Dividends will accrue on the Series A Original Issue Price, which is currently equal to $4.15 per share, regardless of the price actually paid to the Company upon original issuance of the shares in this offering, and regardless of the price paid in the secondary market, if any. Prospective investors should note that no right shall accrue to the holders of the shares of Series A Redeemable Preferred Stock by reason of the fact that the Annual Dividend is not declared in any prior year, nor shall any undeclared or unpaid Annual Dividend bear or accrue any interest or additional dividends. The payment of dividends will depend upon a number of factors, including our liquidity, financial condition and results of operations, strategic growth plans, tax considerations, statutory and regulatory limitations and general economic conditions. For the foregoing reasons, there can be no assurance that we will pay any dividends in any future period. Accrued but unpaid dividends other than the Annual Dividend, whether or not declared, will be added to the liquidation preference until paid, but will not bear additional dividends or earn interest or similar returns.

We have never paid dividends on our common stock and we have no expectation to pay such dividends in the foreseeable future. We are not permitted to declare or pay dividends on our common stock in any given calendar year unless and until we have paid the Annual Dividend owing on our Series A Redeemable Preferred Stock in such year.

Redemption of Preferred Stock

The Company is currently entitled to, at any time, redeem all, but not less than all, of the Series A Redeemable Preferred Stock then outstanding. If a redemption occurs, we will notify all holders of the Series A Redeemable Preferred Stock of record of the redemption (including the redemption date) electronically or by mail not less than thirty (30) days prior to the redemption date. As of the redemption date, shares of Series A Redeemable Preferred Stock will represent only the right to receive, upon surrender of the shares, an amount in cash equal to the Series A Original Issue Price, together with (i) all theretofore accrued but unpaid dividends; and (ii) a redemption premium amounting to 3% of the Series A Original Issue Price. The Series A Redeemable Preferred Stock will not earn dividends after the redemption date. As with other financial rights of the Series A Redeemable Preferred Stock, the redemption price is based on the Series A Original Issue Price, which is currently $4.15 per share, regardless of the actual purchase price or the amount paid.

Description of Capital Stock

We are authorized under our articles of incorporation, as amended, to issue up to 100,000,000 shares of preferred stock, in one or more series as designated from time to time by our board of directors, and up to 10,000,000 shares of common stock. As of July 3, 2025, there were 4,964,529 shares of our common stock outstanding and 10,239,573 shares of preferred stock outstanding. Assuming the full subscription of this offering, the issuance of the 1,343,284 shares of preferred stock previously sold in 2025, and assuming no additional issuances of common stock during the pendency hereof, upon completion this offering we would have outstanding a total of 4,964,529 shares of common stock, no par value, and 11,582,857 shares of preferred stock, no par value.

Preferred Stock

Our articles of incorporation, as amended authorize our board of directors to issue from time to time up to 100,000,000 shares of preferred stock in one or more series with the preferences, limitations and relative rights thereof as may be fixed from time to time by the board of directors for each series before the issuance of any shares of that series. In addition, after the board of directors has established a series of preferred stock, the board of directors may increase or decrease the number of shares contained in the series, but not below the number of shares then issued, or eliminate the series where no shares have been issued. Actions taken by our board of directors with regard to the authorization and issuance of preferred stock require the approval of a majority of our outside directors. Our board of directors has determined that each of our directors other than Mr. Bernau and Mr. Ellis is an “outside director” for purposes of authorizing the Series A Redeemable Preferred Stock and setting forth the preferences, limitations and relative rights thereto.

Series A Redeemable Preferred Shares

Dividends. Holders of the Series A Redeemable Preferred Stock are entitled to receive, when, as and if declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate of $0.22 per share. Dividends on the Series A Redeemable Preferred Stock accrue daily and are cumulative beginning on the first day of the calendar quarter following the issuance of such Series A Redeemable Preferred Stock until the redemption date on the basis of such price. Accumulated dividends on our Series A Redeemable Preferred Stock will not bear interest or further dividends, and holders of our Series A Redeemable Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends.

We will not declare, pay or set aside any dividends on shares of common stock in any given year unless the holders of our Series A Redeemable Preferred Stock then issued and outstanding shall have first received or will simultaneously receive the Annual Dividend.

Optional Redemption. We currently may redeem all, but not less than all, of the Series A Redeemable Preferred Stock at a redemption price equal to the Series A Original Issue Price of such shares (regardless of the price paid for such shares), plus all accrued and unpaid Annual Dividends to the redemption date, plus a redemption premium equal to 3% of the Series A Original Issue Price for the Series A Redeemable Preferred Stock.

Ranking. The Series A Redeemable Preferred Stock ranks: (i) senior to the common stock and any other shares of stock that we may issue in the future where the terms of which specifically provide that such stock ranks junior to the Series A Redeemable Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“junior shares”); (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with the Series A Redeemable Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“parity shares”); (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series A Redeemable Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“senior shares”); and (iv) junior to all our existing and future indebtedness.

Liquidation Preference. If we merge, sell all or substantially all of our assets (not including a transfer by pledge or mortgage to a bona fide lender) to a party other than a wholly-owned subsidiary of the Company, reorganize, or effect any other business combination, the effects of which will result in the shareholders of the Company immediately prior to such transaction holding less than a majority of the voting stock immediately after the transaction, then the holders of the Series A Redeemable Preferred Stock will have the right to receive the Series A Original Issue Price per share, plus the Annual Dividend, plus any other accrued and unpaid dividends (whether or not declared) to, but excluding, the date of payment, before any payments are made to the holders of the common stock and any other junior shares, if any. The rights of the holders of the Series A Redeemable Preferred Stock to receive the liquidation preference are subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares.

Voting Rights. Holders of the Series A Redeemable Preferred Stock do not have any voting rights, except as otherwise required by the Oregon Business Corporation Act.

No Maturity. The Series A Redeemable Preferred Stock does not have any stated maturity and is not subject to any sinking fund or mandatory redemption. Accordingly, the shares of the Series A Redeemable Preferred Stock will remain outstanding indefinitely unless we decide to redeem them.

No Conversion. The Series A Redeemable Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any other securities or property.

Special Benefits for Holders of Series A Redeemable Preferred Stock. Subject to the sole discretion of our board of directors, each holder of Series A Redeemable Preferred Stock may be entitled to receive additional benefits, including but not limited to discounts on wine purchases made directly from the Company’s winery, invitations to events, updates on winery developments, complimentary wine tastings in our tasting rooms, and private tours of the winery. The Company can make no guarantees that the holders of the Series A Redeemable Preferred Stock will be entitled to receive any of these additional benefits. Additionally, the value of these benefits, if any, is indeterminable and is not associated with the number of shares of Series A Redeemable Preferred Stock one owns. Similarly, if granted, these rights may not be transferred separately from our Series A Redeemable Preferred Stock. We have not attempted to establish a value for these benefits, and we do not consider them material to the determination of the price or value of our Series A Redeemable Preferred Stock. If granted, we reserve the right to amend or remove these benefits in the future.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of shareholders. A corporate action voted on by shareholders generally is approved, provided a quorum is present, if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of the then-outstanding shares of preferred stock.

Rights Upon Liquidation. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in all remaining assets available for distribution to shareholders after payment of, or provision for, our liabilities, subject to prior distribution rights of shares of our preferred stock, if any, then outstanding.

Preemptive Rights. Holders of our common stock do not have any preemptive rights to purchase, subscribe for or otherwise acquire any unissued shares or our other securities.

Transfer Agent and Registrar

The transfer agent and registrar for our Series A Redeemable Preferred Stock and for our common stock is Equiniti Trust Company (“Equiniti”) Equiniti’s address is: 1110 Centre Pointe Curve, Suite 101, Mendota Heights MN 55120-4100, and its telephone number is: 1-800-468-9716.

Nasdaq Listing

The Series A Redeemable Preferred Stock is presently listed on the Nasdaq Capital Market under the symbol “WVVIP”. However as of the date of this prospectus supplement, trading of these shares has been extremely limited since we initially listed this series of preferred shares on November 2, 2015, and you should not presume that the listing of the shares of the Series A Redeemable Preferred Stock being offered in this offering on the Nasdaq Capital Market will provide a liquid market for such securities. Moreover, the public float, number of shares and market capitalization of this class of securities will continue to be relatively limited, and it is unlikely a liquid market will develop for these shares.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WVVI.” Shares of our Series A Redeemable Preferred Stock are not convertible into or exchangeable for shares of our common stock, now or at any time in the future.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws and of Oregon Law

Our charter documents and the Oregon Business Corporation Act (the “Act”), contain provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our shareholders. Certain of these provisions are summarized in the following paragraphs.

Authorized but Unissued Shares of Common Stock and Preferred Stock

We are authorized under our articles of incorporation, as amended, to issue up to 100,000,000 shares of preferred stock, in one or more series as designated from time to time by our board of directors, with the approval of a majority of our outside directors, and up to 10,000,000 shares of common stock.

Cumulative Voting

No cumulative voting for directors is permitted.

Increase in the Number of Directors

In accordance with our corporate bylaws, our board of directors shall be comprised of between a minimum of two (2) and a maximum of eleven (11) directors as determined from time to time by our board of directors. The number of directors may be increased or decreased from time to time by amendment of our corporate bylaws, but no decrease shall have the effect of shortening the term of any incumbent director.

Staggered Board of Directors; Removal of Directors

We have a staggered board of directors. Our board of directors is divided into three groups with each director holding office until the next annual meeting of shareholders following the end of their three year term, and until her or his successors has been elected and qualified. All or any number of the directors may be removed, for cause, at a meeting expressly called for that purpose by a vote of the holders of the majority of the shares then entitled to vote at an election of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

To be timely, a shareholder’s notice relating to an annual meeting shall be delivered to our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. However, if the date of such annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then notice by the shareholder to be timely must be delivered to our secretary at our principal executive offices not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made.

Special meetings of the shareholders may be called by the Company’s president or by the Company’s board of directors and shall be called by the Company’s president (or in the event of absence, incapacity, or refusal of the Company’s president, by the Company’s secretary or any other officer) at the request of the holders of not less than one-half of all the outstanding shares of the Company’s common stock entitled to vote at the meeting. Prospective investors should note that because the Series A Redeemable Preferred Stock has no voting rights except as required by law, the holders thereof, separately or in the aggregate, have no right to call a special meeting of shareholders.

Anti-Takeover Effects of Oregon Law

Oregon law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. ORS 60.801 to ORS 60.816 imposes certain restrictions upon the voting of shares acquired in “control share acquisitions” and limits a shareholder’s ability to vote in favor of a business combination when that shareholder has acquired shares of voting stock in excess of a specified percentage of the voting stock of a public company. Additionally, ORS 60.825 to ORS 60.845 prohibits us, with certain exceptions, from engaging in certain significant business transactions with an “interested shareholder” (including, in certain situations, a person who owns 15% or more of our outstanding voting stock) for a period of three years following such person’s share acquisition date. The prohibited business combinations include, among others, a merger or share exchange with the interested shareholder. This statutory prohibition is not applicable if: (i) prior to the date the shareholder become an interested shareholder our board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or (ii) subsequent to the date the shareholder become an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our shareholders by the affirmative vote of at least 66-2/3 percent of our outstanding voting stock which is not owned by the interested shareholder. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

Description of Future Classes or Series of Preferred Stock

After giving effect to the designation of the Series A Redeemable Preferred Stock, as amended, our articles of incorporation entitle us to issue additional shares of preferred stock in one or more series upon the approval of our board of directors, with the approval of a majority of our outside directors but in certain instances without the approval of the holders of the Series A Redeemable Preferred Stock. The following outlines the general provisions of the shares of currently undesignated preferred stock that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the articles of amendment to our articles of incorporation, as amended, relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.

General

Under our articles of incorporation, as amended, our board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 100,000,000 shares of preferred stock, no par value, in one or more series. As of the date of this prospectus supplement, 10,239,573 shares of our Series A Redeemable Preferred Stock are issued and outstanding, and other than for the Series A Redeemable Preferred Stock, no other class or series of preferred stock has been designated or authorized for issuance.

Our board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of any future series of preferred stock that we may offer.

The specific terms of that series may include:

●	the title, designation, number of shares and stated or liquidation value of the preferred stock;

●	the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accrue;

●	any conversion or exchange rights;

●	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

●	any liquidation rights;

●	any sinking fund provisions;

●	any voting rights;

●	the exchange or market, if any, where the preferred stock will be listed or traded; and

●	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of incorporation, as amended.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to our shareholders.

Our board of directors may authorize the issuance of preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of Willamette Valley Vineyards more difficult or costly, as could also be the case if our board of directors were to issue additional common stock for such purposes. See “Description of Capital Stock – Anti-Takeover Effects of our Articles of Incorporation and Bylaws and of Oregon Law.”

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable or convertible. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Any partial redemption of a series of preferred stock would be made in the manner described in the applicable prospectus supplement relating to that series.

Upon the redemption date of shares of preferred stock called for redemption or upon our earlier call and deposit of the redemption price, all rights of holders of the preferred stock called for redemption will terminate, except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by our board of directors out of funds legally available for dividends. The rates or amounts and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement.

Our board of directors may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to such series of preferred stock with respect to the payments of dividends have been paid or sufficient funds have been set apart for payment for either of the following:

●	all prior dividend periods of each such series of preferred stock that pay dividends on a cumulative basis; or

●	the immediately preceding dividend period of each such series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all series of preferred stock of equal priority.

Liquidation Preference

In the event of the liquidation, dissolution or winding-up of us, holders of each series of preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued but unpaid dividends. These distributions will be made before any distribution is made on our common stock or on any securities ranking junior to such preferred stock upon liquidation, dissolution or winding-up.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of Willamette Valley Vineyards with or into another corporation nor a merger of another corporation with or into Willamette Valley Vineyards nor a sale or transfer of all or part of Willamette Valley Vineyards’ assets for cash or securities will be considered a liquidation, dissolution or winding up of Willamette Valley Vineyards.

If the liquidation amounts payable to holders of preferred stock of all series ranking on a parity regarding liquidation are not paid in full, the holders of the preferred stock of these series will have the right to a ratable portion of our available assets up to the full liquidation preference. Holders of these series of preferred stock or such other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Conversion and Exchange

A prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of Willamette Valley Vineyards or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

●	as otherwise stated in the applicable prospectus supplement;

●	as otherwise stated in the articles of amendment to our articles of incorporation establishing the series of such preferred stock; and

●	as otherwise required by applicable law.

Transfer Agent and Registrar

The transfer agent, registrar, dividend paying agent and depositary, if any, for any preferred stock offering will be stated in the applicable prospectus supplement.

Plan of Distribution

We may sell the Series A Redeemable Preferred Stock offered pursuant to this prospectus supplement and any subsequent prospectus supplements from time to time in one or more transactions through our officers and directors, none of whom will be compensated for their participation in this offering. There will be no sales through underwriters, placement agents or broker-dealers in connection with this offering.

Our Series A Redeemable Preferred Stock will be offered at the price indicated in the following table:

Beginning Date	Ending Date	Price per Share(*)
July 7, 2025	July 31, 2025	$3.35
August 1, 2025	October 31, 2025	$3.45
November 1, 2025	December 31, 2025	$3.95

(*)	The Series A Original Issue Price for purposes of dividend and redemption computations will be $4.15 per share, which is the price paid in the initial offering of this series, regardless of the price paid in this offering.

Although our shares of Series A Redeemable Preferred Stock are currently traded on the NASDAQ Capital Market, because these shares are very thinly traded on such exchange, our board of director believes that the market price of our Series A Redeemable Preferred Stock on the NASDAQ Capital Market does not accurately reflect the actual fair market value of these shares. Consequently, our board of director has developed its own valuation criteria, which includes the dividend rate payable on the Series A Redeemable Preferred Stock and experience from previous offerings to establish the offering price of the shares of Series A Redeemable Preferred Stock to be offered in this offering, rather than the price of the class of such shares on the NASDAQ Capital Market. Accordingly, prospective investors should recognize that the prices of each series of the Series A Redeemable Preferred Stock have been determined arbitrarily, and there can be no assurance that an investor purchasing such shares could sell the shares at a price equal to or greater than the prices listed above, or at all.

We will sell shares of Series A Redeemable Preferred Stock in this offering until we have reached the maximum number of shares authorized for sale in this prospectus supplement or management decides to accept less than the maximum number of shares authorized. If, at the end of the expiry of any offering period, the aggregate number of shares subscribed for in this offering exceed the aggregate number of shares available to be sold in this offering, we will allocate the remaining shares to subscribers on a basis we believe to be equitable and reasonable and in the best interests of the Company (including considering which potential subscribers are current members of, or intend to be members of, our wine club, and which potential subscribers intend to participate in our other business programs), and we will stop accepting further subscriptions.

Prior to investing in this offering, potential subscribers will be required to complete a questionnaire that will contain questions concerning such potential subscriber’s interest in becoming a member of our wine club as well as such potential subscriber’s interest in participating in our other business programs and/or endeavors. Although the offering will not be limited to potential subscribers who currently are, or intend to become, a member of our wine club, and who express a desire to participate in our other business programs and/or endeavors, because our board of directors has determined that it is in our best interests to sell the Series A Redeemable Preferred Stock in this offering to subscribers who will support our business efforts, we intend to give preference to prospective subscribers who are either current members of our wine club, or intend to become members of our wine club, and who express a desire to participate in our other business programs and/or endeavors.

Funds

Funds received in this offering for accepted subscriptions will be delivered directly to the Company without restriction. Our transfer agent will cause the issuance and delivery of all of the Series A Redeemable Preferred Shares sold in this offering to be made on, or just prior to, December 31, 2025, and such dates will be used as the issuance date for the purposes of determining entitlement to dividends, liquidation preference, and related matters.

Indemnification; Exculpation

Our officers and directors who act as issuer salespersons in connection with this offering are entitled to indemnification for any action or claim brought against them in connection with their service on behalf of the Company, including without limitation their participation in this offering. Our articles of incorporation also contain provisions that exculpate our officers, directors and agents from liabilities to the Company except in cases of gross negligence or willful misconduct, subject to certain limitations arising under federal and state securities laws. In addition, our chief executive officer, Mr. Bernau, is a party to an indemnification agreement pursuant to which the Company is required to extend broad-based indemnification to him and certain of his affiliates and immediate family members. These arrangements entitle these individuals to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments that these persons may be required to make.

Stabilization

In connection with many public offerings of securities, underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions are intended to have the effect of limiting the volatility of securities sold during a specified period following the completion of an underwritten offering.

Investors in this offering are cautioned that this offering will not include the participation of an underwriter or selling group, and there will be no stabilizing transactions in the aftermarket for the Series A Redeemable Preferred Stock. As a result, any events that might promote a relative excess of sales (in comparison to a market for purchases) may have a more significant adverse impact upon prospective selling prices and, in fact, on opportunities to sell regardless of price, than might a firmly underwritten offering.

Legal Matters

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Davis Wright Tremaine LLP, Portland, Oregon, and Sheppard Mullin Richter & Hampton LLP, Los Angeles, California.

Experts

The financial statements of Willamette Valley Vineyards, Inc. incorporated in this Registration Statement on Form S-3 by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 2024 have been audited by Baker Tilly US, LLP (formerly, Moss Adams LLP), an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.